                                                                    EXHIBIT 99.1


              AMFM OPERATING INC. COMPLETES CHANGE OF CONTROL OFFER
        FOR ITS 12 5/8% SENIOR SUBORDINATED EXCHANGE DEBENTURES DUE 2006

AUSTIN AND DALLAS, TEXAS, JANUARY 11, 2000 -- AMFM Operating Inc., formerly Capstar Communications, Inc. (the "Company"), an indirect subsidiary of AMFM Inc. (NYSE:AFM) ("AMFM") announced today that it completed its change of control offer (the "Change of Control Offer") to purchase its 12 5/8% Senior Subordinated Exchange Debentures due 2006 (the "12 5/8% Debentures"). The Change of Control Offer was required following the merger of Capstar Radio Broadcasting Partners, Inc., SBI Holding Corporation and Chancellor Media Corporation of Los Angeles, all indirect wholly-owned subsidiaries of AMFM, with and into the Company on November 19, 1999. The Change of Control Offer commenced on November 29, 1999 and expired at 5:00 p.m., New York City time on Thursday, January 6, 2000 (the "Expiration Date"). The Company paid for all 12 5/8% Debentures delivered pursuant to the Change of Control Offer today.

As of the Expiration Date, $1,231,000 in aggregate principal amount of the 12 5/8% Debentures had been delivered for repurchase, representing less than one percent of the aggregate principal amount of the then outstanding 12 5/8% Debentures. All 12 5/8% Debentures validly delivered to the Company with respect to the Change of Control Offer were accepted for payment. The United States Trust Company of New York served as the trustee for the Change of Control Offer.

The Company is an indirect subsidiary of AMFM, the nation's largest radio broadcasting entity, consisting of the AMFM Radio Group, including the AMFM Radio Networks and the Chancellor Marketing Group, and the AMFM New Media Group, including Katz Media and AMFM's Internet operations. Reflecting announced transactions, AMFM Radio Group with over 440 stations in 100 markets reaches a weekly listener base of approximately 64 million people. The AMFM Radio Networks offers syndicated programming nationwide. Chancellor Marketing Group is a full-service sales promotion firm developing integrated marketing programs for Fortune 1000 companies. AMFM's Katz Media is the only full-service media representation firm in the United States serving multiple types of electronic media. AMFM's Internet operations focus on developing AMFM's e-commerce web sites, streaming online broadcasts of AMFM's on-air programming and other media, and promoting emerging Internet and new media concerns.

AMFM has entered into a merger agreement with Clear Channel Communications, Inc. ("Clear Channel") pursuant to which, if completed, AMFM's stockholders will receive 0.94 shares of Clear Channel common stock for each share of AMFM common stock held on the record date of the transaction and AMFM will become a wholly-owned subsidiary of Clear Channel. The merger with Clear Channel is not expected to be consummated until the second half of 2000.

CONTACT:

Kevin Mischnick                                Joseph N. Jaffoni, Stewart Lewack
AMFM Inc.                                      Jaffoni & Collins Incorporated
(512) 340-7800                                 (212) 835-8500; afm@jcir.com